Exhibit 10.1
AppHarvest, Inc. Key Executive Compensation Plan
1.Effective Date, Term, and Purpose. This Key Executive Compensation Plan (the “Plan”) of AppHarvest, Inc. (the “Company”) is effective as of the date (the “Effective Date”) of the Plan’s approval by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company. The Plan provides each Participant (as defined below) with a one-time cash payment (each, an “Award”) pursuant to the terms and conditions set forth herein.
2.Participants Covered. Each person listed on Exhibit A (subtitled “Participants and Awards”) shall become a participant in the Plan as of the Effective Date (each, a “Participant”), provided that such person executes and returns to the Company a countersigned Award Agreement in a form to be provided by the Company substantially in the form of Exhibit B (the “Award Agreement”).
3.Award Payments and Conditions. The Plan offers each Participant an Award in the total amount determined under Section 3(a) below, with payment to occur as set forth in Section 3(b) below, subject to the conditions and clawback terms set forth herein.
a.Amount of Award. The total Award for each Participant shall be the amount set forth next to the Participant’s name on Exhibit A.
b.Timing of Payment. Subject to the conditions set forth in this Plan, each Participant’s Award shall be payable in a lump sum in cash, on the next administratively practicable payroll date following the Participant’s return of a countersigned Award Agreement (the “Award Payment Date”); provided, however, that the Participant must return a countersigned Award Agreement within thirty (30) days following receipt of such agreement in order to be eligible to receive the Award.
c.Clawback. If, prior to the earlier of (i) the first anniversary of the Award Payment Date or (ii) the date on which the Company emerges from a reorganization proceeding filed under chapter 11 of the United States Bankruptcy Code (i.e., the effective date of the chapter 11 reorganization plan) (collectively, the “Clawback Period”), a Participant’s employment or engagement (if serving as a non-employee consultant) with the Company is terminated (A) by the Company for Cause, or (B) by the Participant other than for Good Reason, death, or Disability, the Participant shall be required, as reflected in the Award Agreement, to repay to the Company any payment made to Participant pursuant to the Plan, subject to Section 6(b) below within forty-five (45) calendar days of the effective date of the employment termination triggering the Company’s right to repayment under this Section 3(c) and the Award Agreement. In the event a Participant is terminated by the Company without Cause or by the Participant for Good Reason, death, or Disability during the Clawback Period, any clawback that would otherwise apply to the Award pursuant to the provisions above shall be waived, provided that the Participant (or the Participant’s representative, as applicable) executes and returns a release agreement in a form provided by the Company (and any applicable revocation period expires), to the extent required by the Company in its sole discretion (in which case such release will be provided to the Participant no later than fourteen (14) days of his termination), within forty-five (45) days following the Participant’s termination of employment. Additionally, the Award will be subject to all other Company policies relating to the clawback of executive compensation that are otherwise applicable.

For purposes of this Plan:
“Cause,” shall have the meaning ascribed to such term in a Participant’s employment or consulting agreement with the Company (as amended, if applicable). In absence of such an agreement or definition, “Cause” shall mean that the Company has determined in its sole discretion that the Participant has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the Company and the Participant; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any Company policy or any act of misconduct; (v) repeated refusal to follow or implement a clear and reasonable directive of the Company after the expiration of ten (10) days without cure after written notice of such failure; (vi) gross negligence in the performance of the Participant’s duties or responsibilities; or (vii) breach of fiduciary duty.
"Company” shall mean AppHarvest, Inc., as set forth in Section 1 of the Plan, but shall also be deemed to include any affiliate of AppHarvest, Inc. as the context requires. In circumstances in which a Participant is employed or engaged by AppHarvest, Inc. and any of its affiliates, a termination of employment (or engagement) shall only be deemed to occur if the Participant’s employment (or engagement) terminates with AppHarvest, Inc. and each such affiliate. In the circumstances in which a Participant is employed (or engaged) only by a single affiliate of AppHarvest, Inc., a termination of employment (or engagement) shall be deemed to occur if the Participant’s employment (or engagement) terminates with such affiliate.
“Disability” shall have the meaning ascribed to such term in a Participant’s employment or consulting agreement with the Company (as amended, if applicable). In absence of such an agreement or definition, “Disability” shall mean that the Participant is unable due to a physical or mental condition to perform the essential functions of the Participant’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.
“Good Reason” shall have the meaning ascribed to such term in a Participant’s employment or consulting agreement with the Company (as amended, if applicable). In absence of such an agreement or definition, “Good Reason” shall mean the occurrence of any of the following conditions without a Participant’s consent, after the Participant’s provision of written notice to the Company pursuant to Section 6(e) of the existence of such condition (which notice must be provided within thirty (30) days of the initial existence of the condition and must specify the particular condition in reasonable detail), provided that the Company has not first provided notice to the Participant of its intent to terminate the Participant’s employment or engagement: (i) a material reduction in the Participant’s duties, responsibilities or authorities, provided, however, that neither the conversion of the Company to a subsidiary, division or unit of an acquiring entity, or the Participant’s reporting relationships following a Change in Control (as defined in the Company’s 2020 Equity Incentive Plan), nor a change in title, will be deemed a “material reduction” in and of itself or material adverse alteration in, the Participant’s position, title, duties, or responsibilities; (ii) a material (greater than 10%) reduction by the Company of the Participant’s Base Salary (except in the case of either an across the board reduction in salaries of all similarly situated employees or a temporary reduction due to financial exigency); or (iii) the relocation of the Participant’s principal place of employment by fifty (50) or more miles from the Participant’s then-current principal place of employment or engagement. Notwithstanding the foregoing, Good Reason shall only exist if the Company is provided a thirty (30) day period to cure the event or condition giving rise to Good Reason, and it fails to do so within that cure period (and, additionally, the Participant must resign for such Good Reason condition by giving written notice to the Company pursuant to Section 6(e) within thirty (30) days after the period for curing the violation or condition has ended). To the extent the Participant’s principal place of employment or engagement is not the Company’s corporate offices due to a shelter-in-place order, quarantine order, or similar work-from-home requirement that applies to the Participant, the Participant’s principal place of employment or engagement, from which a change in location under the foregoing clause (iii) will be measured, will be considered the Company’s office location where the Participant’s employment or engagement with the Company primarily was based immediately prior to the commencement of such shelter-in-place order, quarantine order, or similar work-from-home requirement.
4.Tax Consequences and Section 409A. In connection with participation in the Plan and the receipt of any Awards, the Participant shall be solely responsible for all federal, state, and local tax liabilities including, without limitation, income taxes, any additional taxes imposed under Section 409A of the Internal Revenue Code of 1986 (as amended from time to time, the “Code”), any excise taxes, and the employee portion of employment taxes. The Company makes no warranty concerning the tax treatment of any payment of Awards; each Participant should consult his or her tax advisor regarding the appropriate tax treatment of Awards. Each Award payment due under this Plan is intended to be exempt from Section 409A of the Code as a “short-term deferral,” within the meaning of Treasury Regulation 1.409A-1(a)(4), and shall be considered to be a separate payment for purposes of Section 409A. The Committee shall interpret and administer the Plan accordingly, and shall have complete discretion to make any determination and to take any determination that avoids any violation of Section 409A. However, the Company makes no representations concerning Section 409A or any related or other federal, state or local tax law.
5.Section 280G. In the event that the payment of an Award under the Plan (including in combination with any other payments or benefits provided to a Participant) (a) constitutes “parachute payments” within the meaning of Section 280G of the Code (“Section 280G”), and (b) would be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then the payment of the Award shall be either, as agreed to between the parties, (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of the Award (or other payments or benefits provided to a Participant in combination with the Award) being subject to excise tax under Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Participant on an after-tax basis, of the greatest amount of such payments, notwithstanding that all or some portion of the payments may be taxable under Section 4999. Notwithstanding the foregoing, a Participant shall be fully responsible for, and the Company shall have no liability with respect to, the payment of any excise taxes under Section 4999 resulting from the Award.

6.Miscellaneous.
a.Administration. the Company, acting by its Board or the Committee, shall administer the Plan, shall in such capacity be responsible for the general administration and management of the Plan, and shall have all powers and duties necessary to fulfill its responsibilities, including the discretion to determine all questions relating to the eligibility of any person to collect Awards, and the calculation and payment of all such Awards. The Committee shall accordingly have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion the Committee deems to be appropriate in its sole and absolute discretion, to revise any form associated with this Plan in any manner that the Committee determines to be appropriate, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall instead be upheld unless clearly arbitrary or capricious. The Committee’s prior exercise of discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. Unless arbitrary and capricious, all actions taken and all determinations made by the Committee shall be final and binding on all persons claiming any interest in or under the Plan.
b.Manner of Payment and Tax Withholding. Any amounts payable under this Plan shall be paid to Participants in the same manner as they receive regular payroll (or by mail to the last known address of any Participant whose employment or engagement has terminated). The Company will deduct from any Award payment all required withholdings for state, federal, and local employment, income, payroll, or other taxes. Any repayment by a Participant due to clawback, pursuant to Section 3(c) above, shall be the net (after-tax) amount of the clawed-back payment to Participant.
c.Release. As a condition of payment of the Award, or clawback waiver in the case of any Participant whose employment is terminated due to death, disability, by the Company without Cause or by the executive for Good Reason prior to the end of the clawback period, the Company may require that the Participant execute a release in a form provided by the Company.
d.No Guarantee of Employment or Other Benefits. Except for Participants subject to a written employment agreement which states otherwise, employment with the Company is on an “at will” basis. This means that the employment relationship may be terminated at any time by either the Participant or the Company for any reason not expressly prohibited by law. Any representation to the contrary is invalid and unenforceable and should not be relied upon, unless set forth in a written contract of employment, signed on behalf of the Company by an authorized officer. Participation in this Plan and the receipt of benefits under this Plan shall not automatically be deemed employment for purposes of any other employee benefit plan including, without limitation, participation in (i) any other benefit plan such as medical, dental, disability or other welfare benefit plan, (ii) any retirement or 401(k) plan, or (iii) any other type of benefit.
e.Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Kentucky, without reference to conflict of law principles which would require application of the law of another jurisdiction (except to the minimum extent that the law of the State of Kentucky specifically and mandatorily requires otherwise).

f.Notices. All notices, requests, demands and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed given (i) when personally delivered to the recipient (provided a written acknowledgement of receipt is obtained), (ii) one (1) business day after being sent by a nationally recognized overnight courier (provided that a written acknowledgement of receipt is obtained by the overnight courier) or (iii) four (4) business days after mailing by certified or registered mail, postage prepaid, return receipt requested, to the party concerned at the address indicated below (or such other address as the recipient shall specify by ten days’ advance written notice given in accordance with this Section 6(e)):
To the Company:
Attn: General Counsel
AppHarvest, Inc.
500 Appalachian Way
Morehead, Kentucky 40351
To the Participant:
The last address shown in the Company’s employment records.
g.Successors and Assigns. No rights or benefits under this Plan may be assigned by any Participant without the Company’s prior written consent.
h.Anti-alienation Clause. No payment under the Plan may be anticipated, assigned (either at law or in equity), alienated, or subject to attachment, garnishment, levy, execution or other legal or equitable process whether pursuant to a “qualified domestic relations order” as defined in Section 414(p) of the Code or otherwise.
i.Amendment and Termination. The Company, through the Board or the Committee, may amend this Plan at any time and from time to time, and may terminate this Plan at any time; provided that any amendment or termination that adversely and materially affects a Participant will be subject to the Participant’s written consent thereto.
j.Unfunded Obligation. All Awards payable pursuant to the Plan are unfunded and unsecured and are payable out of the general funds of the Company.
k.Indemnification of Administrator. The Company agrees to indemnify and to defend to the fullest extent permitted by law any employee of the Company serving on the Board or on the Committee against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan if such act or omission is taken in good faith, is consistent with the direction and authority of their respective position as well as the duties imputed under this Plan, and is neither criminal nor willful misconduct.

IN WITNESS WHEREOF, the Plan has been adopted as of the Effective Date.

AppHarvest, Inc.

By:	/s/ Kevin Willis
Name:	Kevin Willis
Title:	Director, Member of Compensation Committee

EXHIBIT A
Participants and Awards

Executive	Title	Award*
Jonathan Webb	Founder & Chief Executive Officer	$540,000
Anthony Martin	Chief Operating Officer	$540,000
Loren Eggleton	Chief Financial Officer	$540,000
Gary Broadbent	Chief Restructuring Officer, General Counsel, & Secretary	$850,000

*Amounts set forth above are in lieu of any payments under any cash incentive or bonus plan maintained by the Company for the 2023 performance year and shall offset and reduce any “Transaction Bonuses” payable to a Participant by $300,000 under the terms of any other Retention Bonus or Employment Agreements between the Company and a Participant entered into as of the Effective Date.

EXHIBIT B

FORM OF AWARD AGREEMENT

[DATE]
[NAME]
[ADDRESS]
[CITY STATE ZIP]

Re:         Award Agreement Pursuant to Key Executive Compensation Plan

Dear [NAME]:

We are pleased to inform you that the AppHarvest, Inc. (the “Company”) has selected you for an Award under the Key Executive Compensation Plan (the “Plan”) recently approved by the Compensation Committee of the Board of Directors of the Company.  We recognize these are uncertain times, and your contributions are essential to our future success.  We are taking steps to ensure that your compensation remains attractive and your focus remains on continuing to do great work for the Company.  This Award Agreement (the “Agreement”) sets forth the terms and conditions of your Award and, once countersigned by you, shall be a binding agreement between you and the Company.

Award Amount.  Your total Award under the Plan is $[TOTAL AMOUNT] (less applicable withholdings and deductions), and it is payable to you as a lump sum on the next administratively practicable payroll date following your return of a signed copy of this Agreement to the Company (the “Award Payment Date”); provided, however, that you must return a signed copy of this Agreement to the Company within thirty (30) days following your receipt of this Agreement in order to receive the Award. You hereby agree that this Award amount shall be in lieu of any amounts payable to you under any cash incentive or bonus plan maintained by the Company for the 2023 performance year. [In addition, this amount will offset and reduce any amount payable to you as a “Transaction Bonus” by $300,000 under [For Loren: your Retention Bonus Agreement with the Company, dated as of February 20, 2023, as amended] [For Gary: Section 2.3 of your Employment Agreement with the Company, dated as of May 10, 2023, as amended]].

Clawback.  As a further condition of your receipt of any Award, you agree that if, prior to the earlier of (i) the first anniversary of the Award Payment Date or (ii) the date on which the Company emerges from a reorganization proceeding filed under chapter 11 of the United States Bankruptcy Code (the “Clawback Period”), your employment or engagement (if serving as a non-employee consultant) with the Company is terminated (A) by the Company for Cause, or (B) by you for reasons other than for Good Reason, death, or Disability, you shall be required to repay the net (after-tax) amount of such clawed-back payment within forty-five (45) days of the effective date of your employment termination. The Company will specify the precise amount to be repaid when providing you with notice of your repayment obligation. You further agree that in the event that you owe the Company any amounts of any kind under the Plan, including under Section 3(c) of the Plan, as of the termination of your employment or engagement, as applicable, you hereby authorize the Company, to the maximum extent permitted by law and without further notice to or authorization by you, to withhold from any final pay, expense reimbursement, or other amounts that may become payable by the Company to you, all such amounts as are sufficient to satisfy your repayment obligations in whole or in part.
In the event your employment is terminated by the Company without Cause or by you for Good Reason, death, or Disability during the Clawback Period, any clawback that would otherwise apply to the Award pursuant to the provisions above shall be waived, provided that you (or your representative, as applicable) execute and return a release agreement in a form provided by the

Company (and any applicable revocation period expires), to the extent required by the Company in its sole discretion (in which case such release will be provided to you no later than fourteen (14) days of your termination), within forty-five (45) days following your termination of employment. Additionally, the Award will be subject to all other Company policies relating to the clawback of executive compensation that are otherwise applicable.

Plan Terms Controlling.  This Agreement incorporates all the terms of the Plan document, a copy of which is attached.  In the event of any conflict between this Agreement and the Plan document, the Plan document shall control.  Any capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan document.  By your signature below, you acknowledge and agree that you have had an ample opportunity to read, understand and seek counsel of your choice with respect to the terms of this Agreement and the Plan document and that you voluntarily agree to be bound by this Agreement and the terms of the Plan document.

No Other Modifications.  Except as expressly set forth herein, the other terms and conditions of your employment or engagement are unaffected by this Agreement.

We hope that this Award opportunity demonstrates the Company’s commitment to your continued success at the Company and the value we place on your service.  If you wish to accept the Award opportunity on the terms set forth above, including the fuller terms and conditions set forth in the Plan document, please countersign this Agreement where indicated below, whereupon it shall become binding on you and the Company, and return the countersigned Agreement to the Company within thirty (30) days of your receipt of this Agreement.

Please do not hesitate to contact me if there is anything else we can do to help you and the Company succeed together.

Very truly yours,

[NAME]
[TITLE]

AGREED TO AND ACCEPTED BY:

Signature:  _____________________________________________
Print Name:  ___________________________________________
Dated:  ____________________________

2

Attachment
AppHarvest, Inc. Key Executive Compensation Plan
3